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                                                                     Exhibit 11

                          The Williams Companies, Inc.
         Computation of Earnings Per Common and Common-Equivalent Share


                                                                         (Thousands, except
                                                                         per-share amounts)
                                                                        ---------------------
                                                                         Three months ended
                                                                              March 31,
                                                                        ---------------------
                                                                          1997        1996
                                                                        ---------   ---------
Primary earnings:
  Net income                                                            $ 105,900   $ 104,900
  Preferred stock dividends:
     $2.21 cumulative preferred stock                                         400         400
     $3.50 cumulative convertible preferred stock                           2,200       2,200
                                                                        ---------   ---------

  Income applicable to common stock                                     $ 103,300   $ 102,300
                                                                        =========   =========


Primary shares:
  Average number of common shares outstanding during the period           157,903     156,512
  Common-equivalent shares attributable to options and deferred stock       4,142       5,127
                                                                        ---------   ---------

  Total common and common-equivalent shares                               162,045     161,639
                                                                        =========   =========


Primary earnings per common and common-equivalent share                 $     .64   $     .63


Fully diluted earnings:
  Net income                                                            $ 105,900   $ 104,900
  $2.21 cumulative preferred stock dividends                                  400         400
                                                                        ---------   ---------

  Income applicable to common stock                                     $ 105,500   $ 104,500
                                                                        =========   =========

Fully diluted shares:
  Average number of common shares outstanding during the period           157,903     156,512
  Common-equivalent shares attributable to options and deferred stock       4,648       5,496
  Dilutive preferred shares                                                 5,859       5,859
                                                                        ---------   ---------

  Total common and common-equivalent shares                               168,410     167,867
                                                                        =========   =========


Fully diluted earnings per common and common-equivalent share           $     .63   $     .62